                            STOCK PURCHASE AGREEMENT


                                      AMONG


                            SOUTHLAND FINANCIAL, INC.


                                       AND

                        GOLD PHOENIX ASSOCIATES LIMITED,


                            YENNIE YAN, MICHEAL YAN,


                                  AND WILLIE LO


                               30TH OCTOBER, 2000

                                TABLE OF CONTENTS

                                                                                 PAGE
1.   DEFINITIONS...................................................................1

2.   PURCHASE AND SALE OF TARGET SHARES............................................4

     (a)  Basic Transaction........................................................4

     (b)  Purchase Price...........................................................4

     (c)  The Closing..............................................................4

     (d)  Deliveries at the Closing................................................5

     (e)  Escrow Agreement.........................................................5

3.   REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.....................5

     (a)  Representations and Warranties of the Sellers............................5

          (i)    Organization of Certain Sellers...................................5

          (ii)   Authorization of Transaction......................................5

          (iii)  Noncontravention..................................................5

          (iv)   Brokers' Fees.....................................................6

          (v)    Investment........................................................6

          (vi)   Target Shares.....................................................6

     (b)  Representations and Warranties of the Buyer..............................6

          (i)    Organization of the Buyer.........................................6

          (ii)   Authorization of Transaction......................................6

          (iii)  Noncontravention..................................................7

          (iv)   Brokers' Fees.....................................................7

          (v)    Investment........................................................7

4.   REPRESENTATIONS AND WARRANTIES CONCERNING THE TARGET AND ITS SUBSIDIARIES.....7

     (a)  Organization, Qualification, and Corporate Power.........................7

     (b)  Capitalization...........................................................8

     (c)  Noncontravention.........................................................8

     (d)  Brokers' Fees............................................................9

     (e)  Title to Assets..........................................................9

     (f)  Subsidiaries.............................................................9

     (g)  Financial Statements.....................................................9



                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                                 PAGE

     (h)  Events Subsequent to Most Recent Fiscal Year End........................10

     (i)  Undisclosed Liabilities.................................................12

     (j)  Legal Compliance........................................................12

     (k)  Tax Matters.............................................................12

     (l)  Real Property...........................................................13

     (m)  Intellectual Property...................................................15

     (n)  Tangible Assets.........................................................17

     (o)  Contracts...............................................................17

     (p)  Notes and Accounts Receivable...........................................18

     (q)  Powers of Attorney......................................................18

     (r)  Insurance...............................................................19

     (s)  Litigation..............................................................19

     (t)  Employees...............................................................20

     (u)  Employee Benefits.......................................................20

     (v)  Guaranties..............................................................20

     (w)  Environmental, Health, and Safety Matters...............................20

     (x)  Certain Business Relationships with the Target and Its Subsidiaries.....21

5.   PRE-CLOSING COVENANTS........................................................21

     (a)  General.................................................................21

     (b)  Notices and Consents....................................................21

     (c)  Operation of Business...................................................21

     (d)  Preservation of Business................................................22

     (e)  Full Access.............................................................22

     (f)  Notice of Developments..................................................22

     (g)  Exclusivity.............................................................22

6.   POST-CLOSING COVENANTS.......................................................22

     (a)  General.................................................................22

     (b)  Litigation Support......................................................23

     (c)  Transition..............................................................23

     (d)  Confidentiality.........................................................23




                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                                 PAGE


     (e)  Covenant Not to Compete.................................................23

7.   CONDITIONS TO OBLIGATION TO CLOSE............................................24

     (a)  Conditions to Obligation of the Buyer...................................24

     (b)  Conditions to Obligation of the Sellers.................................25

8.   REMEDIES FOR BREACHES OF THIS AGREEMENT......................................25

     (a)  Survival of Representations and Warranties..............................25

     (b)  Indemnification Provisions for Benefit of the Buyer.....................26

     (c)  Indemnification Provisions for Benefit of the Sellers...................26

     (d)  Matters Involving Third Parties.........................................27

     (e)  Determination of Adverse Consequences...................................28

     (f)  Other Indemnification Provisions........................................28

9.   TERMINATION..................................................................28

     (a)  Termination of Agreement................................................28

     (b)  Effect of Termination...................................................29

10.  MISCELLANEOUS................................................................29

     (a)  Nature of Certain Obligations...........................................29

     (b)  Press Releases and Public Announcements.................................29

     (c)  No Third-Party Beneficiaries............................................30

     (d)  Entire Agreement........................................................30

     (e)  Succession and Assignment...............................................30

     (f)  Counterparts............................................................30

     (g)  Headings................................................................30

     (h)  Notices.................................................................30

     (i)  Governing Law...........................................................31

     (j)  Amendments and Waivers..................................................31

     (k)  Severability............................................................31

     (l)  Expenses................................................................31

     (m)  Construction............................................................31

     (n)  Incorporation of Exhibits, Annexes, and Schedules.......................32

     (o)  Specific Performance....................................................32

     (p)  Submission to Jurisdiction..............................................32

                            STOCK PURCHASE AGREEMENT

     Agreement entered into effective October 25, 2000, by and among Southland Financial, Inc., a Nevada corporation (the "BUYER"), Gold Phoenix Associates Limited, a British Virgin Islands company (the "TARGET"), Yennie Yan, Michael Yan, and Willie Lo (collectively the "SELLERS"). The Buyer and the Sellers are referred to collectively herein as the "PARTIES."

     The Sellers each own one-third (1/3rd) and in the aggregate own all of the outstanding Target Shares.

     The Target owns a 60% interest in Ai Wei, a sino-foreign joint venture company ("AI WEI") in the People's Republic of China ("PRC").

     This Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of the outstanding Target Shares in return for thirteen million eight hundred thousand (13,800,000) shares of common stock, $0.01 per share par value, of Buyer ("BUYER'S SHARES").

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     1.   DEFINITIONS.

     "ACCREDITED INVESTOR" has the meaning set forth in Regulation D promulgated under the Securities Act.

     "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

     "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "AI WEI" has the meaning set forth in the preface above.

     "APPLICABLE RATE" means the corporate base rate of interest publicly announced from time to time by Bank of America, plus 2% per annum.

     "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     "BUYER" has the meaning set forth in the preface above.

     "CAPITAL STOCK" means any ownership interest in whatever form in Target or any Subsidiary.

     "CCF" means the China Changfeng Aerospace Science and Technology Industry (Group) Corporation.

     "CLOSING" has the meaning set forth in Section 2(c) below.

     "CLOSING DATE" has the meaning set forth in Section 2(c) below.

     "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of the Target and its Subsidiaries that is not already generally available to the public.

     "DISCLOSURE SCHEDULE" has the meaning set forth in Section 4 below.

     "EMPLOYEE BENEFIT PLAN" means any (a) deferred compensation or retirement plan or arrangement, or (b) fringe benefit or other retirement, bonus, or incentive plan or program.

     "ENVIRONMENTAL, HEALTH, AND SAFETY REQUIREMENTS" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

     "ESCROW AGREEMENT" has the meaning set forth in Section 2(e) below.

     "FINANCIAL STATEMENTS" has the meaning set forth in Section 4(g) below.

     "GAAP" means with respect to Target, the Hong Kong generally accepted accounting principles as in effect from time to time and with respect to Ai Wei, the PRC generally accepted accounting policies as in effect from time to time.

     "INDEMNIFIED PARTY" has the meaning set forth in Section 8(d) below.

     "INDEMNIFYING PARTY" has the meaning set forth in Section 8(d) below.

     "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof,

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(b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

     "KNOWLEDGE" means actual knowledge after reasonable investigation.

     "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "PARTY" has the meaning set forth in the preface above.

     "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "PURCHASE PRICE" has the meaning set forth in Section 2(b) below.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings for which adequate reserves have been provided for in the Financial Statements, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "SELLERS" has the meaning set forth in the preface above.

     "SUBSIDIARY" means any corporation, partnership, association, joint stock company, trust, joint venture, or unincorporated organization with respect to which a specified Person (or a Subsidiary thereof) possesses a majority of ownership interest or decision-making authority thereof, or, in the case of a corporation, owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "TARGET" has the meaning set forth in the preface above.

     "TARGET SHARE" means any share of the Capital Stock of the Target.

     "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "THIRD PARTY CLAIM" has the meaning set forth in Section 8(d) below.

     2.   PURCHASE AND SALE OF TARGET SHARES.

          (a) BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to the Buyer, all of his or its Target Shares for the consideration specified below in this Section 2.

          (b) PURCHASE PRICE. The Buyer agrees to pay to the Sellers and the Escrow Agent at the Closing the Buyer's Shares (the "PURCHASE PRICE"). The Purchase Price shall be allocated among the Sellers (ninety percent (90%) and the Escrow Agent on behalf of the Sellers (ten percent (10%)) in proportion to their respective holdings of Target Shares as set forth in Section 4(b) of the Disclosure Schedule.

          (c) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place through the offices of Riddell Williams P.S. in Seattle, Washington, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Buyer and the Sellers may mutually determine (the "CLOSING DATE").

          (d) DELIVERIES AT THE CLOSING. At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) each of the Sellers will deliver to the Buyer stock certificates representing all of his or its Target Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to each of the Sellers and the Escrow Agent the Buyer's Shares.

          (e) ESCROW AGREEMENT. At the Closing, Buyer and Sellers will enter into an escrow agreement to secure, in part, the indemnification obligations of Sellers, in the form of Exhibit 2(e) (the "ESCROW AGREEMENT") with a mutually agreeable escrow agent to be selected by the Parties prior to Closing ("Escrow Agent"), whereby Buyer shall deposit with the Escrow Agent ten percent (10%) of the Purchase Price to be paid by the Buyer.

     3.   REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

          (a) REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Each of the Sellers represents and warrants to the Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)) with respect to himself or itself, except as set forth in Annex I attached hereto.

               (i) ORGANIZATION OF CERTAIN SELLERS. If the Seller is a corporation, the Seller and its Subsidiaries are duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of incorporation.

               (ii) AUTHORIZATION OF TRANSACTION. The Seller has full power and authority (including, if a Seller is a corporation, full corporate power and authority) to execute and deliver this Agreement and to perform his or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

               (iii) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or, if the Seller is a corporation, any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he or it is bound or to which any of his or its assets is subject.

               (iv) BROKERS' FEES. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

               (v) INVESTMENT. The Seller (A) understands that the Buyer's Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering,
(B) is acquiring the Buyer's Shares solely for his or its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer's Shares, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Shares, (F) is an Accredited Investor, and (G) understands that the Buyer's Shares to be issued will bear the following legend:

     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER UNITED STATES FEDERAL OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED OR ASSIGNED FOR VALUE, DIRECTLY OR INDIRECTLY, NOR MAY THE SECURITIES BE TRANSFERRED ON THE BOOKS OF THE CORPORATION, WITHOUT REGISTRATION OF SUCH SECURITIES UNDER ALL APPLICABLE UNITED STATES FEDERAL OR STATE SECURITIES LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM, SUCH COMPLIANCE, AT THE OPTION OF THE CORPORATION, TO BE EVIDENCED BY AN OPINION OF SHAREHOLDER'S COUNSEL, IN FORM ACCEPTABLE TO THE CORPORATION, THAT NO VIOLATION OF SUCH REGISTRATION PROVISIONS WOULD RESULT FROM ANY PROPOSED TRANSFER OR ASSIGNMENT.

               (vi) TARGET SHARES. The Seller holds of record and owns beneficially the number of Target Shares set forth next to his or its name in
Section 4(b) of the Disclosure Schedule, free and clear of any restrictions on transfer, Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any Capital Stock of the Target (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Capital Stock of the Target.

          (b) REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Sellers that the statements contained in this
Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)), except as set forth in Annex II attached hereto.

               (i) ORGANIZATION OF THE BUYER. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

               (ii) AUTHORIZATION OF TRANSACTION. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

               (iii) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

               (iv) BROKERS' FEES. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

               (v) INVESTMENT. The Buyer is not acquiring the Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

     4. REPRESENTATIONS AND WARRANTIES CONCERNING THE TARGET AND ITS SUBSIDIARIES. The Sellers represent and warrant to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule delivered by the Sellers to the Buyer on the date hereof and initialed by the Parties (the "DISCLOSURE SCHEDULE"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure
Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

          (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Each of the Target and its Subsidiaries is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. Each of the Target and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of the Target and its Subsidiaries has full power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Section 4(a) of the Disclosure Schedule lists the directors and officers of each of the Target and its Subsidiaries. The Sellers have delivered to the Buyer correct and complete copies of the charter and bylaws of each of the Target and its Subsidiaries (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each of the Target and its Subsidiaries are correct and complete. None of the Target and its Subsidiaries is in default under or in violation of any provision of its charter or bylaws.

          (b)  CAPITALIZATION.

               (i) CAPITALIZATION OF TARGET. The authorized Capital Stock of the Target, the Target Shares which are issued and outstanding, and the Target Shares which are held in treasury are shown on Section 4(b) of the Disclosure Schedule. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Sellers as set forth in Section 4(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its Capital Stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Capital Stock of the Target.

               (ii) CAPITALIZATION OF AI WEI. The joint venture interests of Ai Wei consists of a sixty percent (60%) interest owned by Target and a forty percent (40%) interest owned by CCF. All of the issued and outstanding Ai Wei joint venture interests have been duly authorized, are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Ai Wei to issue, sell, or otherwise cause to become outstanding any further joint venture interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Ai Wei. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the joint venture of Ai Wei.

          (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Target and its Subsidiaries is subject or any provision of the charter, bylaws or any other organizational documents of any of the Target and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Target and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). None of the Target and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

          (d) BROKERS' FEES. None of the Target and its Subsidiaries has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

          (e) TITLE TO ASSETS. The Target and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Financial Statements or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since September 30, 2000.

          (f) SUBSIDIARIES. Section 4(f) of the Disclosure Schedule sets forth for each Subsidiary of the Target (i) its name and jurisdiction of organization, (ii) the number of shares of authorized Capital Stock of each class of its Capital Stock, (iii) the number of issued and outstanding shares of each class of its Capital Stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its Capital Stock held in treasury. All of the issued and outstanding shares of Capital Stock of each Subsidiary of the Target have been duly authorized and are validly issued, fully paid, and nonassessable. One of the Target and its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary of the Target (except for those Subsidiaries of the Target listed on Section 4(f) of the Disclosure Schedule), free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Target and its Subsidiaries to sell, transfer, or otherwise dispose of any Capital Stock of any of its Subsidiaries or that could require any Subsidiary of the Target to issue, sell, or otherwise cause to become outstanding any of its own Capital Stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of the Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any Capital

Stock of any Subsidiary of the Target. None of the Target and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of the Target.

          (g) FINANCIAL STATEMENTS. Attached hereto as Exhibit B are the following financial statements (collectively the "FINANCIAL STATEMENTS"): (i) unaudited balance sheet of Target as of September 30, 2000; and (ii) unaudited balance sheet and statement of income of Ai Wei as of and for the six months ended September 30, 2000. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Ai Wei as of such dates and the results of operations of the Target and Ai Wei for such period, are correct and complete, and are consistent with the books and records of the Target and its Subsidiaries (which books and records are correct and complete); provided, however, that the Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

          (h) SUBSEQUENT EVENTS. Since the September 30, 2000, there has not been any adverse change in the business, financial condition, operations, results of operations, or future prospects of any of the Target and its Subsidiaries. Without limiting the generality of the foregoing, since that date:

               (i) none of the Target and its Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

               (ii) none of the Target and its Subsidiaries has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000 or outside the Ordinary Course of Business;

               (iii) no party (including any of the Target and its Subsidiaries) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which any of the Target and its Subsidiaries is a party or by which any of them is bound;

               (iv) none of the Target and its Subsidiaries has imposed any Security Interest upon any of its assets, tangible or intangible;

               (v) none of the Target and its Subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the Ordinary Course of Business;

               (vi) none of the Target and its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business;

               (vii) none of the Target and its Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $25,000;

               (viii) none of the Target and its Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

               (ix) none of the Target and its Subsidiaries has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;

               (x) none of the Target and its Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

               (xi) there has been no change made or authorized in the charter or bylaws of any of the Target and its Subsidiaries;

               (xii) none of the Target and its Subsidiaries has issued, sold, or otherwise disposed of any of its Capital Stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its Capital Stock;

               (xiii) none of the Target and its Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its Capital Stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Capital Stock;

               (xiv) none of the Target and its Subsidiaries has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

               (xv) none of the Target and its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

               (xvi) none of the Target and its Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

               (xvii) none of the Target and its Subsidiaries has granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

               (xviii) none of the Target and its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

               (xix) none of the Target and its Subsidiaries has made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

               (xx) none of the Target and its Subsidiaries has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

               (xxi) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving any of the Target and its Subsidiaries; and

               (xxii) none of the Target and its Subsidiaries has committed to any of the foregoing.

          (i) UNDISCLOSED LIABILITIES. None of the Target and its Subsidiaries has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Financial Statements (rather than in any notes thereto) and
(ii) Liabilities which have arisen since September 30, 2000 in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

          (j) LEGAL COMPLIANCE. Each of the Target, its Subsidiaries, and their respective predecessors and Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

          (k)  TAX MATTERS.

               (i) Each of the Target and its Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of the Target and its Subsidiaries (whether or not shown on any Tax Return) have been paid. None of the Target and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Target and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of the Target and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

               (ii) Each of the Target and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

               (iii) No Seller or director or officer (or employee responsible for Tax matters) of any of the Target and its Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of any of the Target and its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which any of the Sellers and the directors and officers (and employees responsible for Tax matters) of the Target and its Subsidiaries has Knowledge based upon personal contact with any agent of such authority.
Section 4(k) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the Target and its Subsidiaries since their respective dates of formation, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Sellers have delivered to the Buyer correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Target and its Subsidiaries since their respective dates of formation.

               (iv) None of the Target and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

               (v) Section 4(k) of the Disclosure Schedule sets forth the following information with respect to each of the Target and its Subsidiaries (or, in the case of clause (B) below, with respect to each of the Subsidiaries) as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the basis of the Target or Subsidiary in its assets; (B) the basis of the stockholder(s) of the Subsidiary in its stock; or (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Target or Subsidiary.

               (vi) The unpaid Taxes of the Target and its Subsidiaries (A) did not, as of September 30, 2000, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target and its Subsidiaries in filing their Tax Returns.

          (l)  REAL PROPERTY.

               (i) Neither the Target or any of its Subsidiaries owns any real property:

               (ii) Section 4(l)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to any of the Target and its Subsidiaries. The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 4(l)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 4(l)(ii) of the Disclosure Schedule:

                    a. the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

                    b. the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                    c. no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                    d. no party to the lease or sublease has repudiated any provision thereof;

                    e. there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                    f. with respect to each sublease, the representations and warranties set forth in subsections (A) through (E) above are true and correct with respect to the underlying lease;

                    g. none of the Target and its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                    h. all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                    i. all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

                    j. the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

          (m)  INTELLECTUAL PROPERTY.

               (i) The Target and its Subsidiaries own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the businesses of the Target and its Subsidiaries as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by any of the Target and its Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by the Target or the Subsidiary on identical terms and conditions immediately subsequent to the Closing hereunder. Each of the Target and its Subsidiaries has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

               (ii) None of the Target and its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target and its Subsidiaries has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Target and its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target and its Subsidiaries, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of the Target and its Subsidiaries.

               (iii) Section 4(m)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to any of the Target and its Subsidiaries with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which any of the Target and its Subsidiaries has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which any of the Target and its Subsidiaries has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Sellers have delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.
Section 4(m)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by any of the Target and its Subsidiaries in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 4(m)(iii) of the Disclosure Schedule:

                    a. the Target and its Subsidiaries possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                    b. the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                    c. no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                    d. none of the Target and its Subsidiaries has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

               (iv) Section 4(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that any of the Target and its Subsidiaries uses pursuant to license, sublicense, agreement, or permission. The Sellers have delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4(m)(iv) of the Disclosure
Schedule:

                    a. the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                    b. the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above);

                    c. no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                    d. no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                    e. with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                    f. the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                    g. no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                    h. none of the Target and its Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

               (v) None of the Target and its Subsidiaries will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

               (vi) None of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target and its Subsidiaries has any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of any of the Target and its Subsidiaries.

          (n) TANGIBLE ASSETS. The Target and its Subsidiaries own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

          (o) CONTRACTS. Section 4(o) of the Disclosure Schedule lists the following contracts and other agreements to which any of the Target and its Subsidiaries is a party:

               (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

               (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to any of the Target and its Subsidiaries, or involve consideration in excess of $25,000;

               (iii) any agreement concerning a partnership or joint venture;

               (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

               (v)  any agreement concerning confidentiality or noncompetition;

               (vi) any agreement with any of the Sellers and their Affiliates (other than the Target and its Subsidiaries);

               (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

               (viii) any collective bargaining agreement;

               (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000 or providing severance benefits;

               (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

               (xi) any agreement under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations, results of operations, or future prospects of any of the Target and its Subsidiaries; or

               (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000.

     The Sellers have delivered to the Buyer a correct and complete copy of each written agreement listed in Section 4(o) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4(o) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

          (p) NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of the Target and its Subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Financial Statement (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target and its Subsidiaries.

          (q) POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of any of the Target and its Subsidiaries.

          (r) INSURANCE. Section 4(r) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of the Target and its Subsidiaries has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 3 years:

               (i)  the name, address, and telephone number of the agent;

               (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

               (iii) the policy number and the period of coverage;

               (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

               (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

     With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither any of the Target and its Subsidiaries nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Each of the Target and its Subsidiaries has been covered during the past 3 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.
Section 4(r) of the Disclosure Schedule describes any self-insurance arrangements affecting any of the Target and its Subsidiaries.

          (s) LITIGATION. Section 4(s) of the Disclosure Schedule sets forth each instance in which any of the Target and its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or
(ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(s) of the Disclosure Schedule could result in any adverse change in the business, financial condition, operations, results of operations, or future prospects of any of the Target and its Subsidiaries. None of the Sellers and the directors and officers (and employees with responsibility for litigation matters) of the Target and its Subsidiaries has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against any of the Target and its Subsidiaries.

          (t) EMPLOYEES. To the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for employment matters) of the Target and its Subsidiaries, no executive, key employee, or group of employees has any plans to terminate employment with any of the Target and its Subsidiaries. None of the Target and its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. None of the Target and its Subsidiaries has committed any unfair labor practice. None of the Sellers and the directors and officers (and employees with responsibility for employment matters) of the Target and its Subsidiaries has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Target and its Subsidiaries.

          (u)  EMPLOYEE BENEFITS.

               (i) Section 4(u) of the Disclosure Schedule lists each Employee Benefit Plan that any of the Target and its Subsidiaries maintains or to which any of the Target and its Subsidiaries contributes or has any obligation to contribute.

                    a. Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with applicable laws.

                    b. All required reports and descriptions have been timely filed and distributed appropriately with respect to each such Employee Benefit Plan.

                    c. All contributions, premiums or other payments (including all employer contributions and employee salary reduction contributions) which are due have been paid or accrued to each such Employee Benefit Plan.

          (v) GUARANTIES. None of the Target and its Subsidiaries is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

          (w)  ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS.

               (i) Each of the Target, its Subsidiaries, and their respective predecessors and Affiliates has complied and is in compliance with all Environmental, Health, and Safety Requirements.

               (ii) Without limiting the generality of the foregoing, each of the Target, its Subsidiaries and their respective Affiliates has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on the attached "ENVIRONMENTAL AND SAFETY PERMITS SCHEDULE."

               (iii) No facts, events or conditions relating to the past or present facilities, properties or operations of the Target, its Subsidiaries, or any of their respective predecessors or Affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

          (x) CERTAIN BUSINESS RELATIONSHIPS WITH THE TARGET AND ITS SUBSIDIARIES. None of the Sellers and their Affiliates has been involved in any business arrangement or relationship with any of the Target and its Subsidiaries within the past 12 months, and none of the Sellers and their Affiliates owns any asset, tangible or intangible, which is used in the business of any of the Target and its Subsidiaries.

          (y) DISCLOSURE. The representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any fact necessary in order to make the statements and information contained in this Section 4 not misleading.

     5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

          (a) GENERAL. Each of the Parties will use his or its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

          (b) NOTICES AND CONSENTS. The Sellers will cause each of the Target and its Subsidiaries to give any notices to third parties, and will cause each of the Target and its Subsidiaries to use its reasonable best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in Section 4(c) above. Each of the Parties will (and the Sellers will cause each of the Target and its Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above.

          (c) OPERATION OF BUSINESS. The Sellers will not cause or permit any of the Target and its Subsidiaries to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Sellers will not cause or permit any of the Target and its

Subsidiaries to declare, set aside, or pay any dividend or make any distribution with respect to its Capital Stock or redeem, purchase, or otherwise acquire any of its Capital Stock or otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4(h) above.

          (d) PRESERVATION OF BUSINESS. The Sellers will cause each of the Target and its Subsidiaries to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

          (e) FULL ACCESS. Each of the Sellers will permit, and the Sellers will cause each of the Target and its Subsidiaries to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Target and its Subsidiaries, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of the Target and its Subsidiaries.

          (f) NOTICE OF DEVELOPMENTS. The Sellers will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in
Section 3 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement Annex I, Annex II, or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

          (g) EXCLUSIVITY. None of the Sellers will (and the Sellers will not cause or permit any of the Target and its Subsidiaries to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any Capital Stock or other voting securities, or any substantial portion of the assets, of any of the Target and its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Sellers will vote their Target Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Sellers will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

     6. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

          (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Target and its Subsidiaries.

          (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Target and its Subsidiaries, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

          (c) TRANSITION. None of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Target and its Subsidiaries from maintaining the same business relationships with the Target and its Subsidiaries after the Closing as it maintained with the Target and its Subsidiaries prior to the Closing. Each of the Sellers will refer all customer inquiries relating to the businesses of the Target and its Subsidiaries to the Buyer from and after the Closing.

          (d) CONFIDENTIALITY. Each of the Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this
Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; PROVIDED, HOWEVER, that the disclosing Seller shall use his or its reasonable best efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

          (e) COVENANT NOT TO COMPETE. For a period of five years from and after the Closing Date, none of the Sellers will engage directly or indirectly in any business that any of the Target and its Subsidiaries conducts as of the Closing Date; PROVIDED, HOWEVER, that no owner of less than 1% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

          (f) APPOINTMENT OF DIRECTORS. For a period of two (2) years after the closing date, Sellers shall have the right to appoint up to two (2) directors to the Board of Directors of Buyer.

          (g) EXPENSES. Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement, including all fees and expenses of agents, representatives, counsel and accountants. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party. The Sellers agree that none of the Target and its Subsidiaries has borne or will bear any of the Sellers' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

          (h) INVESTMENT BANKING. The Buyer will perform investment banking on behalf of Target and its Subsidiaries including but not limited to, assisting in locating, analyzing, negotiating, advising on equity capital, debt financing, bridge loans, merger candidates, acquisition candidates, divestiture opportunities, spin-off opportunities, strategic alliances or partnerships, and any other opportunities to enhance the value of Target. Buyer will advise Sellers in the selection of financial public relations firms, services, techniques and press releases. Buyer will establish and maintain an investor relation office in the appropriate location(s) as and when required.

     7.   CONDITIONS TO OBLIGATION TO CLOSE.

          (a) CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (i) the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

               (ii) the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

               (iii) the Target and its Subsidiaries shall have procured all of the third party consents specified in Section 5(b) above;

               (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Target Shares and to control the Target and its Subsidiaries, or (D) affect adversely the right of any of the Target and its Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

               (v) the Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in
Section 7(a)(i)-(iv) is satisfied in all respects;

               (vi) The Parties, the Target, and its Subsidiaries shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a)(ii), Section 3(b)(ii), and
Section 4(c) above;

               (vii) the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Target and its Subsidiaries other than those whom the Buyer shall have specified in writing at least two business days prior to the Closing;

               (viii) all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer;

               (ix) the Seller shall have no unpaid Liabilities with respect to items incurred or due on or before to the Closing Date, except notes payable to directors.

               (x) Yennie Yan (one of the Sellers) shall have entered into an Employment Agreement with the Buyer, which shall secure her services for a period of at least 2 years from October, 2000.

     The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

          (b) CONDITIONS TO OBLIGATION OF THE SELLERS. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

               (i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

               (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

               (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

               (iv) the Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in
Section 7(b)(i)-(iii) is satisfied in all respects;

               (v) the Parties, the Target, and its Subsidiaries shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a)(ii), Section 3(b)(ii), and
Section 4(c) above;

               (vi) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Sellers;

               (vii) the Buyer shall have entered into a Directors Services Agreement with David Turik, Maurice Fink, Willie Lo, Robert Talbot-Stern, and Martin Dougherty, which shall secures the services of each as a director of the Buyer for a period of at least 2 years from October, 2000.

     The Sellers may waive any condition specified in this Section 7(b) if they execute a writing so stating at or prior to the Closing.

     8.   REMEDIES FOR BREACHES OF THIS AGREEMENT.

          (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

          (b)  INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER.

               (i) In the event any of the Sellers breaches (or in the event any third party alleges facts that, if true, would mean any of the Sellers has breached) any of their representations, warranties, and covenants contained herein (other than the covenants in Section 2(a) above and the representations and warranties in Section 3(a) above), and, if there is an applicable survival period pursuant to Section 8(a) above, provided that the Buyer makes a written claim for indemnification against any of the Sellers pursuant to Section 10(h) below within such survival period, then each of the Sellers agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); PROVIDED, HOWEVER, that the Sellers shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of the Sellers contained in Section 4(a)-(j) and Section 4(l)-(y) above until the Buyer has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $25,000 aggregate threshold (at which point the Sellers will be obligated to indemnify the Buyer from and against all such Adverse Consequences relating back to the first dollar).

               (ii) In the event any of the Sellers breaches (or in the event any third party alleges facts that, if true, would mean any of the Sellers has breached) any of his or its covenants in Section 2(a) above or any of his or its representations and warranties in Section 3(a) above, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Section 10(h) below within such survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

          (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLERS. In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that any of the Sellers makes a written claim for indemnification against the Buyer pursuant to Section 10(h) below within such survival period, then the Buyer agrees to indemnify each of the Sellers from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

          (d)  MATTERS INVOLVING THIRD PARTIES.

               (i) If any third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification against any other Party (the "INDEMNIFYING Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

               (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and
(E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

               (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above,
(A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

               (iv) In the event any of the conditions in Section 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this
Section 8.

          (e) DETERMINATION OF ADVERSE CONSEQUENCES. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 8. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

          (f) ESCROW. Upon notice to Sellers specifying in reasonable detail the basis for such claim, Buyer may give notice of a Claim in such amount under the Escrow Agreement. Neither the exercise of nor the failure to give a notice of a Claim under and subject to the terms of the Escrow Agreement will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it under this Agreement.

          (g) OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to the Target, its Subsidiaries, or the transactions contemplated by this Agreement. Each of the Sellers hereby agrees that he or it will not make any claim for indemnification against any of the Target and its Subsidiaries by reason of the fact that he or it was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

     9.   TERMINATION.

          (a) TERMINATION OF AGREEMENT. Certain of the Parties may terminate this Agreement as provided below:

               (i) the Buyer and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

               (ii) the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (A) in the event any of the Sellers has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Sellers of the breach, and the breach has continued without cure for a period of 15 days the notice of breach or (B) if the Closing shall not have occurred on or before November 30, 2000, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

               (iii) the Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any of the Sellers has notified the Buyer of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (B) if the Closing shall not have occurred on or before November 30, 2000, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from any of the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

          (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

     10.  MISCELLANEOUS.

          (a)  NATURE OF CERTAIN OBLIGATIONS.

               (i) The covenants of each of the Sellers in Section 2(a) above concerning the sale of his or its Target Shares to the Buyer and the representations and warranties of each of the Sellers in Section 3(a) above concerning the transaction are several obligations. This means that the particular Seller making the representation, warranty, or covenant will be solely responsible to the extent provided in Section 8 above for any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

               (ii) The remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations. This means that each Seller will be responsible to the extent provided in Section 8 above for the entirety of any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

          (b) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Sellers; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

          (c) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

          (d) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

          (e) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers; PROVIDED, HOWEVER, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

          (f) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          (g) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (h) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         IF TO THE SELLERS:      Mr. Willie Lo
                                 10th Floor
                                 World Trust Building
                                 50 Stanley Street
                                 Central
                                 Hong Kong

                                 Ms. Yennie Yan
                                 1910 Wayson Commercial Building
                                 28 Connaught Road West
                                 Hong Kong

                                 Mr. Michael Yan
                                 1910 Wayson Commercial Building
                                 28 Connaught Road West
                                 Hong Kong

         IF TO TARGET:           Gold Phoenix Associates Limited
                                 10th Floor
                                 World Trust Building
                                 50 Stanley Street
                                 Central
                                 Hong Kong


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

         IF TO THE BUYER:        Southland Financial, Inc.
                                 Suite 2
                                 25 Prospect Street
                                 Box Hill, Victoria 3128
                                 Australia

     Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

          (i) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington.

          (j) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          (k) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          (l) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

          (m) INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

          (n) SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10(o) below), in addition to any other remedy to which they may be entitled, at law or in equity.

          (o) SUBMISSION TO JURISDICTION. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Seattle, Washington, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party appoints CT Systems, Seattle, Washington (the "PROCESS AGENT") as his or its agent to receive on his or its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding. Any Party may make service on any other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in Section 10(h) above or (ii) to the Party to be served in care of the Process Agent at the address and in the manner provided for the giving of notices in Section 10(h) above. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

                                      *****

                             Signature Page Follows

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                            SOUTHLAND FINANCIAL, INC.



By:                                     By:
   ----------------------------            ----------------------------
      David Turik                             Maurice Fink
      President and Director                  Director

By:                                     By:
   ----------------------------            ----------------------------
      Martin Dougherty                        Robert Talbot-Stern
      Director                                Director



                                    WILLIE LO

----------------------------
         Willie Lo


                                   YENNIE YAN

----------------------------
         Yennie Yan


                                   MICHAEL YAN

----------------------------
         Michael Yan


                         GOLD PHOENIX ASSOCIATES LIMITED


By:                                     By:
   ----------------------------            ----------------------------
      Willie Lo                               Yennie Yan
      Director                                Director

By:
   ----------------------------
      Michael Yan
      Director